                                                   EXECUTION COPY

                        U.S. $300,000,000

                     364-DAY CREDIT AGREEMENT

                    Dated as of August 4, 2003

                              Among

                THE MAY DEPARTMENT STORES COMPANY
                      a New York corporation
                           as Borrower

                THE MAY DEPARTMENT STORES COMPANY
                      a Delaware corporation
                           as Guarantor

                               and

                 THE INITIAL LENDERS NAMED HEREIN

                        as Initial Lenders

                               and

                          CITIBANK, N.A.

                     as Administrative Agent

                               and

                       JPMORGAN CHASE BANK
                       THE BANK OF NEW YORK
                           BANK ONE, NA
                               and
                   BNP PARIBAS, CHICAGO BRANCH

                      as Syndication Agents

                               and

                   J.P. MORGAN SECURITIES INC.
                               and
                  CITIGROUP GLOBAL MARKETS INC.

             as Joint Lead Arrangers and Bookrunners

                        TABLE OF CONTENTS
     ARTICLE I

               SECTION 1.01.  Certain Defined Terms                       1

               SECTION 1.02.  Computation of Time Periods                10

               SECTION 1.03.  Accounting Terms                           10

     ARTICLE II

               SECTION 2.01.  The Revolving Credit Advances              10

               SECTION 2.02.  Making the Revolving Credit Advances       10

               SECTION 2.03.  The Competitive Bid Advances               11

               SECTION 2.04.  Fees                                       14

               SECTION 2.05.  Termination or Reduction of the
                              Commitments                                14

               SECTION 2.06.  Repayment of Revolving Credit Advances     14

               SECTION 2.07.  Interest on Revolving Credit Advances      14

               SECTION 2.08.  Additional Interest on Eurodollar Rate
                              Advances and LIBO Rate Advances            15

               SECTION 2.09.  Interest Rate Determination                15

               SECTION 2.10.  Optional Conversion of Revolving Credit
                    		Advances                                   16

               SECTION 2.11.  Prepayments of Revolving Credit Advances   16

               SECTION 2.12.  Increased Costs                            16

               SECTION 2.13.  Illegality                                 17

               SECTION 2.14.  Payments and Computations                  17

               SECTION 2.15.  Taxes                                      18

               SECTION 2.16.  Sharing of Payments, Etc.                  19

               SECTION 2.17.  Evidence of Debt                           19

               SECTION 2.18.  Use of Proceeds                            20

               SECTION 2.19.  Extension of Termination Date              20

               SECTION 2.20.  Increase in the Aggregate Commitments      21

     ARTICLE III

               SECTION 3.01.  Conditions Precedent to Effectiveness of
                              this Agreement                             22

               SECTION 3.02.  Conditions Precedent to Each Revolving
                              Credit Borrowing, the Term Loan Election
                              and each Extension Date.                   23

               SECTION 3.03.  Conditions Precedent to Each Competitive
                              Bid Borrowing                              24

               SECTION 3.04.  Determinations Under Section 3.01          24

     ARTICLE IV

               SECTION 4.01.  Representations and Warranties of the
                              Guarantor and the Borrower                 24

     ARTICLE V

               SECTION 5.01.  Affirmative Covenants                      26

               SECTION 5.02.  Negative Covenants                         28

               SECTION 5.03.  Financial Covenants                        29

     ARTICLE VI

               SECTION 6.01.  Events of Default                          29

     ARTICLE VII

               SECTION 7.01.  Guaranty                                   31

               SECTION 7.02.  Guaranty Unconditional                     31

               SECTION 7.03.  Discharge Only Upon Payment in Full;
                              Reinstatement in Certain Circumstances     32

               SECTION 7.04.  Waiver by the Guarantor                    32

               SECTION 7.05.  Subrogation                                32

               SECTION 7.05.  Stay of Acceleration                       33

               SECTION 7.07.  Amendments, Etc. in Respect of Article VII 33

     ARTICLE VIII

               SECTION 8.01.  Authorization and Action                   33

               SECTION 8.02.  Agent's Reliance, Etc.                     33

               SECTION 8.03.  Citibank and Affiliates                    33

               SECTION 8.04.  Lender Credit Decision                     34

               SECTION 8.05.  Indemnification                            34

               SECTION 8.06.  Successor Agent                            34

               SECTION 8.07.  Other Agents.                              34

     ARTICLE IX

               SECTION 9.01.  Amendments, Etc.                           34

               SECTION 9.02.  Notices, Etc.                              35

               SECTION 9.03.  No Waiver; Remedies                        35

               SECTION 9.04.  Costs and Expenses                         36

               SECTION 9.05.  Right of Set-off                           36

               SECTION 9.06.  Binding Effect                             37

               SECTION 9.07.  Assignments and Participations             37

               SECTION 9.08.  Confidentiality                            39

               SECTION 9.09.  Governing Law                              39

               SECTION 9.10.  Execution in Counterparts                  39

               SECTION 9.11.  Waiver of Jury Trial                       40

Schedules

Schedule I - List of Applicable Lending Offices

Exhibits

Exhibit A-1     -   Form of Revolving Credit Note
Exhibit A-2     -   Form of Competitive Bid Note
Exhibit B-1     -   Form of Notice of Revolving Credit Borrowing
Exhibit B-2     -   Form of Notice of Competitive Bid Borrowing
Exhibit C       -   Form of Assignment and Acceptance
Exhibit D-1     -   Form of Opinion of Counsel of Latham & Watkins
Exhibit D-2     -   Form of Opinion of General Counsel for the Borrower
                    and the Guarantor
Exhibit E       -   Subordination Provisions

                     364-DAY CREDIT AGREEMENT

                    Dated as of August 4, 2003

          THE MAY DEPARTMENT STORES COMPANY, a New York corporation (the "Borrower"), THE MAY DEPARTMENT STORES COMPANY, a Delaware corporation (the "Guarantor"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, CITIBANK, N.A. ("Citibank"), as administrative agent (the "Agent") for the Lenders (as hereinafter defined), JPMORGAN CHASE BANK, THE BANK OF NEW YORK, BANK ONE, NA and BNP PARIBAS, CHICAGO BRANCH, as syndication agents, and J.P. MORGAN SECURITIES INC. and CITIGROUP GLOBAL MARKETS INC., as joint lead arrangers and bookrunners, agree as follows:

                            ARTICLE I

                 DEFINITIONS AND ACCOUNTING TERMS

               SECTION 1.01.  Certain Defined Terms.  As used in
this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

               "Advance" means a Revolving Credit Advance or a Competitive Bid Advance.

               "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

               "Agent's Account" means the account of the Agent maintained by the Agent at Citibank at its office at 388
     Greenwich Street, New York, New York 10013, Account
     No. 36852248, Attention:  Bank Loan Syndications.

               "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

               "Applicable Margin" means, as of any date (a) for Base Rate Advances, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:


Public Debt Rating       Applicable Margin for      Applicable Margin for    Applicable Margin for
S&P/Moody's            Base Rate Advances Before  Base Rate Advances Before  Base Rate Advances On
                       the Term Loan Conversion   The Term Loan Conversion   and After the Term Loan
                                Date /                    Date /                 Conversion Date
                             Usage <= 50%               Usage > 50%

Level 1
A or A2 or above               0.000%                     0.100%                    0.000%

Level 2
Lower than Level 1 but at
least A- or A3                 0.000%                     0.100%                    0.000%

Level 3
Lower than Level 2 but at
least BBB+ or Baa1             0.000%                     0.125%                    0.000%

Level 4
Lower than Level 3 but at
least BBB or Baa2              0.000%                     0.250%                    0.250%

Level 5
Lower than Level 4             0.000%                     0.250%                    0.500%

                and (b) for Eurodollar Rate Advances, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:


Public Debt Rating       Applicable Margin for     Applicable Margin for      Applicable Margin for
S&P/Moody's            Eurodollar Rate Advances   Eurodollar Rate Advances  Eurodollar Rate Advances
                         Before the Term Loan      Before the Term Loan       On or After the Term
                          Conversion Date /         Conversion Date /         Loan Conversion Date
                             Usage <= 50%              Usage > 50%

Level 1
A or A2 or above               0.240%                     0.340%                    0.650%

Level 2
Lower than Level 1 but at
least A- or A3                 0.330%                     0.430%                    0.750%

Level 3
Lower than Level 2 but at
least BBB+ or Baa1             0.400%                     0.525%                    0.875%

Level 4
Lower than Level 3 but at
least BBB or Baa2              0.625%                     0.875%                    1.250%

Level 5
Lower than Level 4             0.825%                     1.075%                    1.500%


               "Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

            Public Debt Rating                        Applicable Percentage
               S&P/Moody's

          Level 1
          A or A2 or above                                     0.060%

          Level 2
          Lower than Level 1 but at least A- or A3             0.070%

          Level 3
          Lower than Level 2 but at least BBB+ or
          Baa1                                                 0.100%

          Level 4
          Lower than Level 3 but at least BBB or
          Baa2                                                 0.125%

          Level 5
          Lower than Level 4                                   0.175%


               "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

               "Assuming Lender" has the meaning specified in Section
     2.19(c).

               "Assumption Agreement" has the meaning specified in
     Section 2.19(c).

               "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                         (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

                         (b)  the sum (adjusted to the nearest 1/8 of 1%
               or, if there is no nearest 1/8 of 1%, to the next higher 1/8 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal
               Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United
               States; and

                         (c)  1/2 of one percent per annum above
               the Federal Funds Rate.

               "Base Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i).

               "Borrowing" means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

               "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar
     Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market.

               "Capital Stock" means the shares of a corporation's common, preferred and other equity securities issued by such corporation or that such corporation is authorized to issue.

               "Capitalization" means, with respect to the Guarantor, the sum of its Defined Debt, deferred taxes, deferred investment tax credit and common stockholders' equity.

               "Commitment" means as to any Lender (a) the amount set forth opposite such Lender's name on the signature pages hereof, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to
     Section 9.07(d), as such amount may be reduced pursuant to
     Section 2.05 or increased pursuant to Section 2.20.

               "Commitment Date" has the meaning specified in Section
     2.20(b).

               "Commitment Increase" has the meaning specified in
     Section 2.20(a).

               "Competitive Bid Advance" means an advance by a Lender to the Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in
     Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate
     Advance.

               "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid
     Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

               "Competitive Bid Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

               "Competitive Bid Reduction" has the meaning specified in
     Section 2.01.

               "Confidential Information" means information that the Borrower or the Guarantor furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than the Borrower or the Guarantor that is not, to the knowledge of the Agent or such Lender, subject to any legal obligation to keep such information confidential.

               "Consenting Lender" has the meaning specified in Section
     2.19(b).

               "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

               "Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to
     Section 2.09 or 2.10.

               "Debt" means, without duplication, (i) indebtedness (excluding, except in the case of Section 6.01(d), interest payable thereon unless such interest is to be accrued and added to the principal amount of such indebtedness) for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases that shall have been or should be, in accordance with GAAP, consistently applied, recorded as capital leases and (iii) obligations under any guarantee in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or
     (ii) above. There shall not be included in any Debt of the Guarantor any minority interest in any Subsidiary of the Guarantor.

               "Default" means any Event of Default or any event described in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

               "Defined Debt" means all Consolidated Debt (excluding accounts payable, accrued expenses and income taxes payable, in each case to the extent the same are set forth as current liabilities in the applicable financial statements), plus all Invested Amounts (as defined in Section 5.02(a), plus the present value of rental payments under operating leases, as such present value is disclosed in the financial statements provided to the Lenders under Section 4.01(e) or
     Section 5.01(h), as applicable.

               "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

               "EBITDAR" means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense,
     (c) depreciation expense, (d) amortization expense and (e) rent expense, in each case determined in accordance with GAAP for such period.

               "Effective Date" has the meaning specified in
     Section 3.01.

               "Eligible Assignee" means (i) a Lender; and (ii) any other Person approved by the Agent and the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

               "ERISA Affiliate" means any trade or business (whether or not incorporated) that is a member of a group of which the Guarantor is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Internal Revenue Code of 1986, as amended.

               "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

               "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

               "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M.
     (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period.
     If the Telerate Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same
     Revolving Credit Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

               "Eurodollar Rate Advance" means a Revolving Credit
     Advance that bears interest as provided in Section 2.07(a)(ii).

               "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the actual reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

               "Events of Default" has the meaning specified in
     Section 6.01.

               "Extension Date" has the meaning specified in Section
     2.19(b).

               "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day
     (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business
     Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

               "Fixed Rate Advances" has the meaning specified in
     Section 2.03(a)(i).

               "GAAP" has the meaning specified in Section 1.03.

               "Increase Date" has the meaning specified in Section
     2.20(a).

               "Increasing Lender" has the meaning specified in Section
     2.20(b).

               "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                         (a) the Borrower may not select any Interest Period that ends after the Termination Date or, if the Revolving Credit Advances have been converted to a term loan pursuant to Section 2.06 prior to such selection, that ends after the Maturity Date;

                         (b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

                         (c) in the case of any such Revolving Credit Borrowing, the Borrower shall not be entitled to select an Interest Period having duration of nine months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Revolving Credit Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Revolving Credit Borrowing shall be one, two, three or six months, as specified by the Borrower requesting such Revolving Credit Borrowing in the applicable Notice of Revolving Credit Borrowing as the desired alternative to an Interest Period of nine months;

                         (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                         (e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

               "Lenders" means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.19 or 2.20, and each Person that shall become a party hereto pursuant to Section 9.07.

               "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Telerate Markets Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M.
     (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be the Reference Banks' respective ratable shares of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Telerate
     Markets Page 3750 (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

               "LIBO Rate Advances" means a Competitive Bid Advance bearing interest based on the LIBO Rate.

               "Lien" means any lien, security interest or other charge or encumbrance, or any other type of preferential arrangement.

               "Material Adverse Change" means any material adverse change in the financial condition or results of operations of the Guarantor and its Subsidiaries taken as a whole.

               "Material Adverse Effect" means a material adverse effect on (a) the financial condition or operations of the Guarantor and its Subsidiaries taken as a whole or (b) the ability of the Guarantor or the Borrower to perform its payment obligations under this Agreement or any Note.

               "Maturity Date" means the earlier of (a) the first anniversary of the Termination Date and (b) the date of termination in whole of the aggregate Commitments pursuant to
     Section 2.05 or 6.01.

               "Moody's" means Moody's Investors Service, Inc.

               "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

               "Non-Consenting Lender" has the meaning specified in
     Section 2.19(b).

               "Note" means a Revolving Credit Note or a Competitive Bid
     Note.

               "Notice of Competitive Bid Borrowing" has the meaning specified in Section 2.03(a).

               "Notice of Revolving Credit Borrowing" has the meaning specified in Section 2.02(a).

               "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

               "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

               "Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Guarantor or any of its Subsidiaries or ERISA Affiliates and covered by Title IV of ERISA.

               "Public Debt Rating" means, as of any date, the rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Borrower or, if either such rating agency has issued more than one such rating, the lowest such rating issued by such rating agency. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable
     Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of "Applicable Margin" and "Applicable Percentage"; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level above the lower of such levels; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

               "Reference Banks" means JPMorgan Chase Bank, Citibank, The Bank Of New York, Bank One, NA and BNP Paribas, Chicago
     Branch.

               "Register" has the meaning specified in Section 9.07(d).

               "Required Lenders" means at any time Lenders owed at least 66-2/3% of the then aggregate unpaid principal amount of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 66-2/3% of the Commitments.

               "Revolving Credit Advance" means an advance by a Lender to the Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance
     (each of which shall be a "Type" of  Revolving Credit Advance).

               "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

               "Revolving Credit Note" means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

               "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

               "Specified Intercompany Indebtedness" means any of the following: (i) any deferred obligation of the Borrower to make any payment in connection with (a) any dividend or other distribution to shareholders that shall have been declared by the Borrower, or (b) any purchase, redemption or other acquisition by the Borrower of any shares of any class of its Capital Stock or any warrants, rights or options to acquire any such shares, (ii) indebtedness evidenced by any promissory note or any other instrument that shall have been distributed by the Borrower in connection with any dividend or other distribution to shareholders, or (iii) any other indebtedness or obligation of the Borrower arising in connection with the making by the Borrower of any dividend, distribution to shareholders or recapitalization.

               "Subordinated Note" means a promissory note made by the Borrower and containing the subordination terms set forth in Exhibit E hereto.

               "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

               "Term Loan Conversion Date" means the Termination Date on which all Revolving Credit Advances outstanding on such date are converted into a term loan pursuant to Section 2.06.

               "Term Loan Election" has the meaning specified in Section
     2.06.

               "Termination Date" means the earlier of (a) August 2, 2004, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

               "Termination Event" means (i) (A) the filing of a notice of intent to terminate any Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or
     (B) the appointment of a trustee by the appropriate United
     States District Court to administer any Plan, or (C) the institution of proceedings by the PBGC to terminate any Plan or to appoint a trustee to administer any Plan, or (D) the occurrence of any event that constitutes grounds either for the termination of any Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer or liquidate any Plan, provided, however, that the event described in Section 4042(a)(4) of ERISA shall be a Termination Event only if the Guarantor or any of its Subsidiaries or ERISA Affiliates shall have received any notice from the PBGC that such event has occurred and constitutes grounds for the termination of any Plan or the appointment of such a trustee to administer or liquidate such Plan and such event shall continue for 30 days after receipt of such notice, or (E) the withdrawal of the Guarantor or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; if (ii) (X) any such event (i.e., any event described in the preceding clauses (A), (B), (C), (D), or (E) of subsection (i) of this definition of Termination Event) could cause the imposition of a lien under Section 4068 of ERISA,
     (Y) the aggregate amount of vested unfunded benefit liabilities (excluding vested unfunded benefit liabilities that arise or might arise only as a result of the termination of any Plan) under all Plans as to which any such event shall have occurred shall, on the date such event occurred, exceed 2% of the Consolidated Capitalization as shown on the latest of the Consolidated financial statements specified in Section 4.01(e) or delivered to the Lenders pursuant to Section 5.01(h), and
     (Z) the Borrower or the Guarantor fails to provide the Lenders with written assurances reasonably satisfactory to the Required Lenders that no lien will arise or be imposed under
     Section 4068 of ERISA.

               "Usage" means, as of any date, a fraction, expressed as a percentage, the numerator of which is the aggregate principal amount of the Advances outstanding on such date and the denominator of which is the aggregate Commitments on such date.

               "Voting Stock" means Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

               SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

               SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

                            ARTICLE II

                AMOUNTS AND TERMS OF THE ADVANCES

               SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate amount not to exceed at any time outstanding such Lender's Commitment provided that the aggregate amount of the Commitments of the Lenders shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Advances then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a "Competitive Bid Reduction"). Each Revolving Credit Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrower may borrow under this Section 2.01, prepay pursuant to Section 2.11 and reborrow under this Section 2.01.

               SECTION 2.02.  Making the Revolving Credit Advances.
(a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar
Rate Advances or (y) 12:00 noon (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving Credit Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing,
(iii) aggregate amount of such Revolving Credit Borrowing, and
(iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 1:00 P.M.
(New York City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower at the Agent's address referred to in
Section 9.02.

               (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.13.

               (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving
Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

               (d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at
(i) in the case of the Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds
Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's
Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

               (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

               SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that the Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring
30 days prior to the Termination Date in the manner set forth below; provided that, following the making of each Competitive Bid
Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the Commitments of the Lenders (computed without regard to any Competitive Bid Reduction).

               (i) The Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested
     (v) date of such proposed Competitive Bid Borrowing, (w) aggregate amount of such proposed Competitive Bid Borrowing,
     (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 30 days after the date of such Competitive Bid Borrowing or later than the Termination Date), (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 12:00 noon (New York
     City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive
     Bid Borrowing being referred to herein as "Fixed Rate
     Advances") and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if the Borrower shall instead specify in the Notice of Competitive Bid
     Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances. The Agent shall in turn promptly notify each Lender of each request for a Competitive
     Bid Borrowing received by it from the Borrower by sending such Lender a copy of the related Notice of Competitive Bid
     Borrowing.

               (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to the Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

               (iii) The Borrower shall, in turn, (A) before 12:00 noon (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 12:30 P.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:
                    (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

                    (y) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. The Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

               (iv) If the Borrower notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

               (v) If the Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by the

     Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 12:00 noon (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in Article III and after receipt by the Agent of such funds, the Agent will make such funds available to the Borrower at the Agent's address referred to in Section 9.02. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing, the consequent Competitive Bid Reduction and the dates upon which such Competitive Bid Reduction commenced and will terminate.

               (vi) If the Borrower notifies the Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

               (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

               (c) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this Section 2.03, provided that a Competitive
Bid Borrowing shall not be made within two Business Days of the date of any other Competitive Bid Borrowing.

               (d) The Borrower shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by the Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. The Borrower shall have no right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

               (e) The Borrower shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on the amount of unpaid principal of each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

               (f) The indebtedness of the Borrower resulting from each Competitive Bid Advance made to the Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate
Competitive Bid Note of the Borrower payable to the order of the Lender making such Competitive Bid Advance.

               SECTION 2.04. Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment from the Effective Date in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each January, April, July and October, commencing October 31, 2003, and on the Termination Date.

               (b) Agent's Fees. The Borrower shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrower and the Agent.

               SECTION 2.05. Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and provided further that the aggregate amount of the Commitments of the Lenders shall not be reduced to an amount that is less than the aggregate principal amount of the Competitive Bid Advances then outstanding.

               (b) Mandatory. On the Termination Date, if the Borrower has made the Term Loan Election in accordance with Section 2.06, and from time to time thereafter upon each prepayment of the Revolving Credit Advances, the Commitments of the Lenders shall be automatically and permanently reduced on a pro rata basis by an amount equal to the amount by which (i) the aggregate Commitments immediately prior to such reduction exceeds (ii) the aggregate unpaid principal amount of all Revolving Credit Advances outstanding at such time.

               SECTION 2.06. Repayment of Revolving Credit Advances. The Borrower shall, subject to the next succeeding sentence, repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding. The Borrower may, upon not less than 15 days' notice to the Agent, elect (the "Term Loan Election") to convert all of the Revolving Credit Advances outstanding on the Termination Date in effect at such time into a term loan which the Borrower shall repay in full ratably to the Lenders on the Maturity Date; provided that the Term Loan Election may not be exercised if a Default has occurred and is continuing on the date of notice of the Term Loan Election or on the date on which the Term Loan Election is to be effected. All Revolving Credit Advances converted into a term loan pursuant to this Section 2.06 shall continue to constitute Revolving Credit Advances except that the Borrower may not reborrow pursuant to Section 2.01 after all or any portion of such Revolving Credit Advances have been prepaid pursuant to Section 2.11.

               SECTION 2.07.  Interest on Revolving Credit Advances.
(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Revolving Credit Advance owing to each Lender from the date of such Revolving Credit Advance until such principal amount shall be paid in full, at the following rates per annum:
               (i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each January, April, July and October during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

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
               (ii) Eurodollar Rate Advances. During such periods as such Revolving Credit Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

               (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest ("Default Interest") on the unpaid principal amount of each Revolving Credit Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Revolving Credit Advance pursuant to clause (a)(i) or
(a)(ii) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Agent.

               SECTION 2.08. Additional Interest on Eurodollar Rate Advances and LIBO Rate Advances. The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance and each LIBO Rate Advance of such Lender to the Borrower, from the date of such Advance until maturity of such Advance, at an interest rate per annum equal at all times during the Interest Period for such Advance to the difference obtained by subtracting (i) the Eurodollar Rate or the LIBO Rate, as the case may be, for such Interest Period from
(ii) the rate obtained by dividing such rate referred to in clause (i) above by that percentage equal to 100% minus the Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender. A certificate as to the amount of such additional interest, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

               SECTION 2.09. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurodollar Rate and each LIBO Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

               (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders at least one Business Day before the date of any proposed Revolving Credit Advance, notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

               (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

               (d) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

               (e) If Telerate Markets Page 3750 is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

               (i) the Agent shall forthwith notify the Borrower and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

               (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate
     Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

               (iii) the obligation of the Lenders to make
     Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

               SECTION 2.10. Optional Conversion of Revolving Credit Advances. The Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all Revolving Credit Advances of one Type comprising the same Borrowing into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

               SECTION 2.11. Prepayments of Revolving Credit Advances. The Borrower may, upon notice at least two Business Days' prior to the date of such prepayment, in the case of Eurodollar Rate
Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that in the event of any such prepayment of a Eurodollar
Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

               SECTION 2.12.  Increased Costs.  (a)  If, due to either
(i) at any time after August 4, 2003, the introduction of or any change (other than any change by way of imposition or increase of reserve requirements referred to in Section 2.08) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances made to the Borrower (excluding for purposes of this Section 2.12 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to reimburse such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

               (b) If either (i) at any time after August 4, 2003, the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by any Lender with any guideline, order or request from any central bank, court or administrative or governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender, or has the effect of reducing the rate of return on such Lender's or such corporation's capital, and such Lender determines that the amount of such capital is increased by or based upon, or such rate of return is reduced as a consequence of, such Lender's making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances hereunder, or such Lender's commitments hereunder, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to such Lender's making, funding or maintaining Eurodollar Rate
Advances or LIBO Rate Advances hereunder, or such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

               SECTION 2.13. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or LIBO Rate Advances or to fund or maintain Eurodollar Rate Advances or LIBO Rate Advances hereunder, (a) each Eurodollar Rate Advance or LIBO Rate Advance of such Lender, as the case may be, will automatically, upon such demand or, if permitted by law, at the end of each applicable Interest Period, Convert into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.07(a)(i), as the case may be, and (b) the obligation of such Lender to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the Lender that the circumstances causing such suspension no longer exist.

               SECTION 2.14. Payments and Computations. (a) The Borrower shall make each payment hereunder without set-off or counterclaim not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.12, 2.15 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of an extension of the Termination Date pursuant to Section 2.19 or a Commitment Increase pursuant to
Section 2.20, and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Extension Date the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

               (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

               (c) All computations of interest based on the Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the LIBO Rate or the Federal Funds Rate or in respect of Fixed Rate Advances and of facility fees shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

               (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be;
provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate

Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

               (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

               SECTION 2.15. Taxes. (a) Any and all payments by the Borrower hereunder (other than payments made under Section 2.03) or under the Revolving Credit Notes shall be made, in accordance with
Section 2.14, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto excluding, in the case of each Lender and the Agent, taxes imposed on its net income and franchise taxes imposed on it by the United States of America or any political subdivision thereof or therein (including Puerto Rico) and, in the case of each Lender, taxes imposed on its net income and franchise taxes imposed on it as a result of making any Revolving Credit Advance, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (other than sums payable under Section 2.03) or under any Revolving Credit Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

               (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder (other than payments under Section 2.03) or under the Revolving Credit Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Revolving Credit Notes (hereinafter referred to as "Other Taxes").

               (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender under this Section 2.15 submitted to the Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Each Lender agrees that, to the extent that any Taxes are otherwise required to be paid or deducted or withheld pursuant to this Section 2.15 in respect of any payments under this Agreement and such Lender or the Agent is entitled to claim an exemption in respect of all or a portion of such Taxes, such Lender or the Agent, as applicable, shall provide the Borrower with all necessary certificates as are required to obtain the benefits of such exemption. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate authorities, the Borrower shall promptly (and in any event not later than 30 days after receipt) furnish to each Lender such certificates, receipts and other documents as may be required (in the judgment of such Lender) to establish any tax credit to which such Lender may be entitled.

               (d) Within 30 days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower will furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

               (e) Within thirty days following the date hereof (or, in the case of any assignee, on the effective date of its becoming a "Lender" hereunder), each Lender organized under the laws of a jurisdiction outside the United States shall provide the Administrative Agent with the forms prescribed by the Internal Revenue Service of the United States certifying such Lender's exemption from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under any of the Notes, and each such Lender shall thereafter provide the Agent with such supplements and amendments thereto and such additional forms as may from time to time be required by applicable law. Each Lender represents that, as of August 4, 2003, no Taxes are required to be withheld from payments made to such Lender by the Borrower hereunder.

               (f) If any Lender benefits from or utilizes foreign tax credits as a result of payments required to be made by the Borrower hereunder, such Lender shall credit against future payments to such Lender by the Borrower an amount equal to the amount of tax eligible for such credit or, if no such future payments are due, refund such amount to the Borrower.

               (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder and under the Revolving Credit Notes and the termination of this Agreement.

               (h) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 agrees to use best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, otherwise materially adversely affect such Advances or such Lender.

               SECTION 2.16. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.12, 2.15 or 9.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.16 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

               SECTION 2.17. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Revolving Credit Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Revolving Credit Advances. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Agent) to the effect that a Revolving Credit Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Revolving Credit Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Revolving Credit Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

               (b)  The Register maintained by the Agent pursuant to
Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

               (c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

               SECTION 2.18. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes, including, without limitation, acquisitions.

               SECTION 2.19. Extension of Termination Date. (a) At least 45 days but not more than 60 days prior to the Termination Date, the Borrower, by written notice to the Agent, may request an extension of the Termination Date in effect at such time by 364 days from its then scheduled expiration; provided, however, that the Borrower shall not have made the Term Loan Election for Revolving Credit Advances outstanding on such Termination Date prior to such time. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to the Termination Date, notify the Borrower and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date at least 20 days prior to the Termination Date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Borrower not later than 15 days prior to the Termination Date of the decision of the Lenders regarding the Borrower's request for an extension of the Termination Date.

               (b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the Termination Date (the "Extension Date"), be extended for 364 days.
If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this
Section 2.19, be extended as to those Lenders that so consented
(each a "Consenting Lender") but shall not be extended as to any other Lender (each a "Non-Consenting Lender"). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender's rights under Sections 2.12, 2.15 and 9.04, and its obligations under Section 8.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

               (c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Termination Date of the amount of the Non-Consenting Lenders' Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Agent. If after giving effect to the assignments of Commitments described above there remains any Commitments of Non-Consenting Lenders, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees (each such Eligible Assignee and each Eligible Assignee that agrees to a Commitment Increase in accordance with
Section 2.20, an "Assuming Lender") to assume, effective as of the Extension Date, any Non-Consenting Lender's Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitment of such Non-Consenting Lender is less than $10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

               (i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

               (ii) all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

               (iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under
     Section 9.07(a) for such assignment shall have been paid;

provided further that such Non-Consenting Lender's rights under Sections 2.12, 2.15 and 9.04, and its obligations under Section 8.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Agent an agreement in form and substance satisfactory to the Borrower and the Agent (an "Assumption Agreement"), duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Agent as to the increase in the amount of its Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i),
(ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

               (d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Commitments equal to at least 66 2/3% of the Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Borrower, and, subject to the satisfaction to the applicable conditions in Article III, the Termination Date then in effect shall be extended for the additional 364-day period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the "Termination Date" shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

               SECTION 2.20.  Increase in the Aggregate Commitments.
(a) The Borrower may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitments be increased by an amount of $10,000,000 or an integral multiple thereof (each a "Commitment Increase") to be effective as of a date that is at least 30 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $400,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, no Default has occurred and is continuing.

               (b) The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the "Commitment Date"). Each Lender that is willing to participate in such requested Commitment Increase (each an "Increasing Lender") shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. The Borrower may contemporaneously extend offers to one or more Eligible Assignees as Assuming Lenders to participate in any portion of the requested Commitment Increase; provided, however, that the Commitment of each such Assuming Lender shall be in an amount of $10,000,000 or an integral multiple thereof. The requested Commitment Increase shall be allocated first, among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent and second, any remaining amount of the requested Commitment Increase shall be allocated among the Assuming Lenders in such amounts as are agreed between the Borrower and the Agent.

               (c) On each Increase Date, each Assuming Lender to which any of the requested Commitment Increase is allocated pursuant to
Section 2.20(b) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.20(b)) as of such Increase Date;
provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

               (i) (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board authorizing certain officers of the Borrower to act generally on behalf of the Borrower and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit D-1 hereto;

               (ii) an Assumption Agreement from each Assuming Lender, if any, duly executed by such Eligible Assignee, the Agent and the Borrower; and

               (iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.20(c), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.


                           ARTICLE III

             CONDITIONS TO EFFECTIVENESS AND LENDING

               SECTION 3.01. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

               (a) The Borrower shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent and to JPMorgan Chase Bank, as syndication agent).

               (b) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                         (i) The representations and warranties contained in Section 4.01 are true and correct in all material respects on and as of the Effective Date, and

                         (ii) No event has occurred and is continuing that
               constitutes a Default.

               (c) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

                         (i) The Revolving Credit Notes to the order of the Lenders to the extent requested by any Lender pursuant to
               Section 2.17.

                         (ii) Certified copies of the resolutions of the Board of Directors of each of the Borrower and the Guarantor authorizing certain officers of the Borrower to act generally on behalf of the Borrower, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

                         (iii) A certificate of the Secretary or an
               Assistant Secretary of each of the Borrower and the Guarantor certifying the names and true signatures of the officers of such Person authorized to sign this Agreement and the Notes and the other documents to be delivered by it hereunder.

                         (iv) A favorable opinion of Latham & Watkins LLP,
               special counsel for the Borrower and the Guarantor, substantially in the form of Exhibit D-1 hereto and as to such other matters as any Lender through the Agent may reasonably request.

                         (v) A favorable opinion of the General Counsel of the Borrower and the Guarantor, substantially in the form of Exhibit D-2 hereto and as to such other matters as any Lender through the Agent may reasonably request.

                         (vi) A favorable opinion of Shearman & Sterling LLP,
               counsel for the Agent, in form and substance satisfactory to the Agent.

               (d) The Borrower shall have terminated the commitments, and paid in full all Debt, interest, fees and other amounts outstanding, under the 364-Day Credit Agreement dated as of July 30, 2002, as amended, among the Borrower, the Guarantor, the lenders parties thereto, Citibank, as administrative agent for the lenders, and The Bank of New York, Bank One, NA, First Union National Bank and JPMorgan Chase Bank, as co-syndication agents for the lenders, and each of the Lenders that is a party to such credit agreement hereby waives, upon execution of this Agreement, the requirement of prior notice under such credit agreement relating to the termination of commitments thereunder.

               SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing, the Term Loan Election and each Extension Date. The obligation of each Lender to make a Revolving Credit Advance on the occasion of each Revolving Credit Borrowing, the exercise by the Borrower of the Term Loan Election and each extension of Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Revolving Credit Borrowing, the Term Loan Conversion Date or the applicable Extension Date (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing and the acceptance by the Borrower of the proceeds of such Revolving Credit Borrowing, the giving of notice of the Term Loan Election and the request for Commitment Extension shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, the Term Loan Conversion Date or such Extension Date such statements are true):

               (i)  the representations and warranties contained in
     Section 4.01 (except, in the case of Revolving Credit Borrowings and the Term Loan Election, the representations set forth in subsection (e) thereof and in subsection (f) thereof) are true and correct in all material respects on and as of such date, before and after giving effect to such Revolving Credit Borrowing and to the application of the proceeds therefrom, the Term Loan Conversion Date or such Extension Date, as though made on and as of such date, and

               (ii) no event has occurred and is continuing, or would result from such Revolving Credit Borrowing or from the application of the proceeds therefrom, the Term Loan Conversion Date or such Extension Date, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

               SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid
Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory
Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and
(iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Competitive Bid Borrowing such statements are true):

               (a)  the representations and warranties contained in
     Section 4.01 (except the representations set forth in subsection (e) thereof and in subsection (f) thereof) are true and correct in all material respects on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

               (b) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

               SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in
Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The
Agent shall promptly notify the Lenders of the occurrence of the Effective Date.
                            ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES

               SECTION 4.01. Representations and Warranties of the Guarantor and the Borrower. Each of the Guarantor and, with respect to itself and its Subsidiaries, the Borrower represents and warrants as follows:

               (a) Each of the Guarantor and the Borrower is a corporation duly, organized, validly existing and in good standing under the laws of the jurisdiction indicated for it in the recital of parties to this Agreement.

               (b) The execution, delivery and performance by each of the Guarantor and the Borrower of this Agreement and, in the case of the Borrower, the Notes to be delivered by it, are each within the Guarantor's and the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Guarantor's or the Borrower's charter or by-laws or (ii) any law, judgment, order or injunction or any contractual restriction binding on or affecting the Guarantor or the Borrower. The execution, delivery and performance by each of the Guarantor and the Borrower will not result in or require the creation of any Lien, claim or other charge or encumbrance upon or with respect to any of the Guarantor's or the Borrower's property or interests in property.

               (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor or the Borrower of this Agreement or, in the case of the Borrower, the Notes to be delivered by it.

               (d) This Agreement has been duly executed and delivered by the Guarantor and the Borrower, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower, and this Agreement is the legal, valid and binding obligation of the Guarantor, in each case enforceable against the Borrower and the Guarantor in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

               (e) The Consolidated balance sheet of the Guarantor and its Subsidiaries as at February 1, 2003, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Deloitte & Touche LLP independent public accountants, and the Consolidated balance sheet of the Guarantor and its Subsidiaries as at May 3, 2003, and the related Consolidated statements of income of the Guarantor and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Guarantor, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at May
     3, 2003, and said statements of income for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Guarantor and its Subsidiaries as at such dates and the Consolidated results of the operations of the Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since February 1, 2003, there has been no Material Adverse Change. The developments announced in the Guarantor's report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2003 have been disclosed to the Lenders, and each Lender agrees that such developments do not constitute a Material Adverse Change.

               (f) There is no pending or, to the best of the Borrower's or the Guarantor's knowledge, threatened action or proceeding to which the Guarantor or any of its Subsidiaries is or would be a party before any court, governmental agency, or arbitrator, that would, if adversely determined, have a Material Adverse Effect. Neither the Guarantor nor any of its Subsidiaries is in default under any order of any court, arbitrator or governmental body, or under any instrument, document or agreement binding upon the Guarantor, any of its Subsidiaries or any of their respective properties, which default (alone or together with all other such defaults) would have a Material Adverse Effect.

               (g) Neither the Guarantor nor any of its Subsidiaries or ERISA Affiliates has incurred any withdrawal liability under ERISA to any Multiemployer Plan that would have a Material
     Adverse Effect.

               (h) Not more than twenty-five percent (25%) of the value of the assets subject to any "arrangement" (as such term is used in section 221.2(g)(1) of Regulation U of the Board of Governors of the Federal Reserve System) under this Agreement or the Notes is represented by Margin Stock.

               (i) Neither the Borrower nor the Guarantor is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment
     Company Act of 1940, as amended.


                            ARTICLE V

                    COVENANTS OF THE GUARANTOR

               SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor will:

               (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, except to the extent that the failure to do so would not have a Material Adverse Effect.

               (b) Payment of Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property;
     provided, however, that neither the Guarantor nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and such Lien is not otherwise permitted by this Agreement.

               (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates; provided, however, that the Guarantor and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates.

               (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Guarantor and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Guarantor nor any of its Subsidiaries shall be required to preserve any right or franchise where the failure to do so would not have a Material Adverse Effect.

               (e) Visitation Rights. At any reasonable time and from time to time upon reasonable notice, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine the records and books of account of, and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with any of their financial officers.

               (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account in such detail as is necessary to allow the delivery of the reports required by clause (h) below, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

               (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

               (h)  Reporting Requirements.  Furnish to the Lenders:

                         (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Guarantor, the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such quarter and the Consolidated statement of income of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Guarantor as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Guarantor as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with
               Section 5.03, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Guarantor shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                         (ii) as soon as available and in any event within
               120 days after the end of each fiscal year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, containing the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by Deloitte & Touche LLP or other independent public accountants acceptable to the Required Lenders, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Guarantor shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                         (iii) as soon as possible and in any event
               within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower or the Guarantor setting forth details of such Default and the action that the Borrower and the Guarantor has taken and proposes to take with respect thereto;

                         (iv) promptly after the sending or filing thereof,
               copies of all reports that the Guarantor sends to any of its securityholders, and copies of all reports and registration statements that the Guarantor or any Subsidiary files with the Securities and Exchange
               Commission or any national securities exchange; and

                         (v)  such other information respecting the
               condition, financial or otherwise, or operations of the Guarantor or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

               (i) Ownership of the Borrower. Maintain at all times ownership by the Guarantor, directly or indirectly, of (i) all of the issued and outstanding common stock of the Borrower and
     (ii) all other issued and outstanding Voting Stock of the Borrower.

               (j) Assets of the Borrower. Cause 51% or more of the Guarantor's Consolidated total assets, as at the end of each fiscal quarter, to be owned by the Borrower and Subsidiaries of the Borrower.

               (k) Specified Intercompany Indebtedness. Cause all Specified Intercompany Indebtedness to be (i) subordinate in right of payment to the prior payment in full of all obligations and liabilities of the Borrower arising under this Agreement or in connection herewith, (ii) structured in a manner such that no principal amount thereof shall be due or payable by the Borrower at any time prior to the later to occur of the termination of this Agreement and the repayment in full of all obligations and liabilities of the Borrower arising hereunder or in connection herewith and (iii) evidenced by a Subordinated Note. Upon the execution by the Borrower of any Subordinated Note, the Borrower shall provide a certified copy thereof to the Agent, who will provide a copy to each Lender.

               SECTION 5.02.  Negative Covenants.  So long as any
Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor will not:

               (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien securing Debt on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income to secure any Debt, other than:

                         (i) the Liens existing on the Effective Date, provided that the aggregate principal amount of Debt secured by the Liens referred to in this clause (i) shall not exceed $130,000,000,

                         (ii) other Liens secured by real estate assets,
               provided that the aggregate principal amount of the Debt secured by the Liens referred to in this clause (ii) shall not exceed ten percent of the Guarantor's total assets (as shown on the most recent financial statements delivered in accordance with Section 5.01(h)) at any time outstanding,

                         (iii) other Liens securing Debt in an aggregate
               principal amount not to exceed two percent of the Guarantor's total assets (as shown on the most recent financial statements delivered in accordance with Section 5.01(h)) at any time outstanding, provided that no such Liens shall encumber any current assets of the Guarantor or any of its Subsidiaries, provided, further, that for purposes of the foregoing proviso the current portion of a long-term receivable subject to a Lien will not be treated as a current asset,

                         (iv) other Liens, or assignments of the right to
               receive income, arising under an asset securitization (including, without limitation, an asset securitization in a transaction with a bank-sponsored conduit) entered into by one or more "Unrestricted Subsidiaries" (as defined below) in an aggregate "Invested Amount" not to exceed $700,000,000 at any time outstanding,

                         (v) Liens in favor of the Guarantor or any of its Subsidiaries, and

                         (vi) the replacement, extension or renewal of any
               Lien permitted by clause (i) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

               For purposes of clause (iv) above, "Unrestricted Subsidiary" means any Subsidiary created or acquired by the Borrower after June 17, 1996 the primary business of which consists of financing operations in connection with leasing and conditional sales transactions on behalf of the Borrower and its Subsidiaries, and/or purchasing accounts receivable and/or making loans secured by accounts receivable or inventory, or which is otherwise primarily engaged in the business of a finance company and each other "Unrestricted Subsidiary" as defined in the Indenture dated as of June 17, 1996 among the Borrower, the Guarantor and Bank One Trust Company, National Association (successor in interest to The First National Bank of Chicago), as trustee, as such Indenture may be amended from time to time, and "Invested Amounts" means the amounts invested by investors that are not Affiliates of the Borrower in connection with a securitization transaction (including, without limitation, an asset securitization in a transaction with a bank-sponsored conduit) and paid to the Borrower or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors and applied to reduce such invested amounts.

               (b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Guarantor's assets on a consolidated basis (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of the Guarantor may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Guarantor, (ii) any Subsidiary of the Guarantor may merge into or dispose of assets to the Guarantor and (iii) the Guarantor may merge with any other Person so long as the Borrower is the surviving corporation, provided, in each case, that (x) no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom and (y)(1) in the case of any such merger or consolidation to which both the Guarantor and the Borrower are parties, either the Guarantor or the Borrower is the surviving corporation and such surviving corporation is not a Subsidiary of any other Person,
     (2) in the case of any such merger or consolidation to which the Guarantor (but not the Borrower) is a party, the Guarantor is the surviving corporation and is not a Subsidiary of any other Person, (3) in the case of any such merger or consolidation to which the Borrower (but not the Guarantor) is a party, the Borrower is the surviving corporation and (4) except as provided in clause (1) above, in the case of any such merger or consolidation to which any Subsidiary of the Guarantor is a party, the surviving corporation is a wholly-owned Subsidiary of the Guarantor.

               (c) Subordinated Notes. (i) Amend or modify any term or provision of any Subordinated Note; provided that the Borrower may from time to time, without the prior written consent of the Required Lenders, agree to any amendment of (or any replacement Subordinated Note for) any Subordinated Note that (A) amends the interest rate applicable thereto in order to more accurately reflect market rates then in effect, (B) extends the maturity date of such Subordinated Note, or (C) otherwise does not, in the reasonable judgment of the Agent, adversely affect the interests of the Lenders hereunder; or (ii) create or suffer to exist any lien, security interest or other charge or encumbrance upon or with respect to any Subordinated Note; or
     (iii) assign, participate or otherwise transfer any interest in any Subordinated Note; provided that a Subordinated Note may be assigned, participated or otherwise transferred by the Guarantor or by any of its Subsidiaries to the Guarantor or to any wholly-owned Subsidiary of the Guarantor that shall have agreed in writing to observe the covenants set forth in clause
     (i), (ii) and (iii) of this Section 5.02(c) with respect to such Subordinated Note.

               SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Guarantor will:

               (a) Fixed Charge Coverage Ratio. Maintain at the end of each fiscal quarter a ratio of Consolidated EBITDAR of the Guarantor and its Subsidiaries for the most recently ended period of 12 fiscal months to the sum of (i) interest payable on, and amortization of debt discount in respect of, all Debt during such period plus (ii) rentals payable under leases of real or personal, or mixed, property during such period, in each case, by the Guarantor and its Subsidiaries of not less than 2.50 : 1.00.

               (b) Ratio of Defined Debt to Capitalization. Maintain a ratio of Consolidated Defined Debt to Consolidated
     Capitalization that is not greater than 0.68 : 1.00 at the end of each fiscal quarter.

                            ARTICLE VI

                        EVENTS OF DEFAULT

               SECTION 6.01.  Events of Default.  If any of the
following events ("Events of Default") shall occur and be continuing:

               (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within five days after the same becomes due and payable; or

               (b) Any representation or warranty made by the Guarantor or the Borrower herein or by the Guarantor or the Borrower (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

               (c) The Borrower or the Guarantor shall fail to perform or observe any term, covenant, or agreement to be performed or observed by it contained in this Agreement (other than as described in subsection (a) or (b) above), which failure shall remain unremedied for (i) 30 days after written notice thereof shall have been given to the Borrower or the Guarantor by the Agent or any Lender or (ii) such longer period as shall have been established with the consent of the Required Lenders (provided that any covenant in Section 5.01(h) for which the time period allowed therein for reporting has passed may be cured in the applicable period under clause (i) or (ii) of this
     Section 6.01(c)); or

               (d) Either (i) any default under any agreement or instrument relating to any Debt of the Guarantor or any Subsidiary of the Guarantor aggregating in excess of $150,000,000, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to permit the acceleration of the maturity of such Debt, or to permit the demand that cash collateral therefor be provided, or (ii) (A) the Guarantor or any Subsidiary of the Guarantor shall fail to pay any Debt (but excluding Debt evidenced by the Notes) of the Guarantor or such Subsidiary (as the case may be) aggregating in excess of $25,000,000 in principal amount, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or (B) any other default under any agreement or instrument relating to any such Debt aggregating in excess of $25,000,000, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, and in either such event (C) such Debt aggregating in excess of $25,000,000 shall be, or be declared to be, due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof or cash collateral therefor required to be provided; or

               (e) The Guarantor or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 45 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Guarantor or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

               (f) Any final judgment or final order for the payment of money shall be rendered against the Guarantor or any of its Subsidiaries and such judgment or order is, together with any other such judgments or orders then outstanding, in an amount (determined after an allowance for the application of any insurance proceeds to such judgment or order) that would, if paid by the Guarantor or any Subsidiary of the Guarantor, cause the Guarantor or the Borrower to fail to observe or perform, or materially impair the prospects for the observance or performance by the Borrower or the Guarantor of any term, covenant, or agreement contained in this Agreement, and either
     (i) enforcement proceedings have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 10 consecutive days during which a stay of such enforcement proceedings, for any reason, including, but not by way of limitation, by reason of a pending appeal or otherwise, shall not be in effect; or

               (g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Guarantor (or other securities convertible into such Voting Stock) representing 20% or more of the combined voting power of all Voting Stock of the Guarantor; or (ii) the Guarantor shall at any time cease to own, directly or indirectly, all of the issued and outstanding Capital Stock of the Borrower; or

               (h) Any Termination Event with respect to a Plan shall have occurred, and (i) such Termination Event is not correctable or if correctable shall not have been corrected and
     (ii) the then present value of such Plan's benefit liabilities exceeds the then current value of assets accumulated in such Plan by an amount that is more than 2% of the Guarantor's Consolidated Capitalization at the end of the most recent fiscal quarter (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);
     or

               (i) (i) The Guarantor or any of its Subsidiaries shall attempt to terminate or assert the invalidity or unenforceability of the Guarantor's guaranty set forth in
     Article VII of this Agreement or any provision thereof or (ii) such guaranty or any provision thereof shall be determined to be invalid or unenforceable in the course of any legal proceeding;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and
(ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or the Guarantor under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                           ARTICLE VII

                             GUARANTY

               SECTION 7.01. Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees the due and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Advance and the due and punctual payment and performance of all other obligations of the Borrower under or in connection with this Agreement, whether for principal, interest, fees, indemnities, reimbursement claims or otherwise. Upon failure by the Borrower to pay punctually any such amount, the Guarantor shall forthwith on demand pay the amount not so paid at the place, in the manner and with the effect otherwise specified in this Agreement or any Note. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts which would be owed by the Borrower to the Agent or any of the Lenders under this Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower.

               SECTION 7.02. Guaranty Unconditional . The Guarantor guarantees that the obligations of the Borrower under this Agreement will be paid and performed strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or any Lender with respect thereto. The obligations of the Guarantor under or in respect of this Guaranty are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce its obligations under this Article VII, irrespective of whether any action or actions may be brought and prosecuted against the Borrower. The obligations of the

Guarantor under this Article VII shall be unconditional and absolute and without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

               (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower under this Agreement, the Notes or any other agreement or instrument relating thereto;

               (b) any modification or amendment of or supplement to this Agreement or any Note;

               (c) any change in the corporate existence, structure or ownership of the Borrower or its Subsidiaries, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any assets of the Borrower and its Subsidiaries;

               (d) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the obligations of the Borrower hereunder or under the Notes;

               (e) any manner of application of collateral, or proceeds thereof, to all or any of the obligations of the Borrower hereunder or under the Notes, or any manner of sale or other disposition of any collateral for all or any of the obligations of the Borrower hereunder or under the Notes or any other assets of the Borrower or any of its Subsidiaries;

               (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Borrower, the Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

               (g) any invalidity or unenforceability relating to or against the Borrower for any reason of any provision or all of this Agreement or any Note, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower of the principal of or interest on any Note or any other amount payable by it under this Agreement; or

               (h) any other act or omission to act or delay of any kind by the Borrower, any of the Agent or the Lenders or any other Person, or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Guarantor's obligations hereunder.

               SECTION 7.03. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances . The Guarantor's obligations hereunder shall remain in full force and effect until the principal of and interest on the Notes and all other amounts payable by the Borrower under this Agreement shall have been paid in full and shall survive the Termination Date. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrower under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

               SECTION 7.04. Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any right be exhausted or any action be taken by the Agent, any Lender or any other Person against the Borrower or any other Person or any collateral security.

               SECTION 7.05. Subrogation. Upon making any payment hereunder, the Guarantor shall be subrogated to the rights of the Lenders and the Agent against the Borrower with respect to such payment; provided that the Guarantor shall not enforce any right or demand or receive any payment by way of subrogation until all amounts of principal of and interest on the Notes and all other amounts payable by the Borrower under this Agreement have been paid in full.

               SECTION 7.06. Stay of Acceleration. In the event that acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any of its Notes is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Agent for the account of the Lenders.

               SECTION 7.07.  Amendments, Etc. in Respect of Article
VII. No amendment or waiver of any provision of this Article VII, nor consent to any departure by the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by all of the Lenders, and then in the case of any waiver or consent the same shall be effective only in the specific instance and for the specific purpose for which given.

                           ARTICLE VIII

                            THE AGENT

               SECTION 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower or the Guarantor pursuant to the terms of this Agreement.

               SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption
Agreement entered into by an Assuming Lender as provided in Section
2.19 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in
Section 9.07; (ii) may consult with legal counsel (including counsel for the Borrower or the Guarantor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;
(iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or the Guarantor or the existence at any time of any Default or to inspect the property (including the books and records) of the Borrower or the Guarantor; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and
(vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

               SECTION 8.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Guarantor, any of its Subsidiaries and any Person who may do business with or own securities of the Guarantor or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders. The Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Guarantor or its Subsidiaries to the extent such information was obtained or received in any capacity other than as Agent.

               SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

               SECTION 8.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Credit Advances then owed to each of them (or if no Revolving Credit Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

               SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent.
If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor
Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.
After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

               SECTION 8.07. Other Agents. Each Lender hereby acknowledges that neither the syndication agent, the documentation agent nor any other Lender designated as any "Agent" (other than the Agent) on the signature pages hereof has any liability hereunder other than in its capacity as a Lender.

                            ARTICLE IX

                          MISCELLANEOUS

               SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by the Borrower or the Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the

Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) reduce or limit the obligations of the Guarantor under Section 8.01 or release or otherwise limit the Guarantor's liability with respect to the obligations owing to the Agent and the Lenders under Article VIII or (g) amend this Section 9.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

               SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telecopier communication) and mailed, telecopied or delivered or (y) electronically, to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), if to the Borrower or the Guarantor, at their address at 611 Olive, St. Louis, Missouri 63101, Attention: Chief Financial Officer, with copies to the Treasurer and Secretary at the same address; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic
Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent, provided that materials required to be delivered pursuant to
Section 5.01(h)(i), (ii) or (iv) shall be delivered to the Agent as specified in Section 9.02(b) or as otherwise specified to the Borrower by the Agent. All such notices and communications shall, when mailed, telecopied, or e-mailed, be effective when deposited in the mails, telecopied, or confirmed by e-mail, respectively, except that notices and communications to the Agent pursuant to Article II, III or VIII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

               (b) So long as Citibank or any of its Affiliates is the Agent, materials required to be delivered pursuant to Section 5.01(h)(i), (ii) and (iv) shall be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Agent may make such materials (the "Communications") available to the Lenders by posting such notices on Intralinks, "e-Disclosure", the Agent's internet delivery system that is part of Fixed Income Direct, Global Fixed Income's primary web portal, or a substantially similar electronic system (the "Platform"). The
Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution,
(ii) the Platform is provided "as is" and "as available" and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

               (c) Each Lender agrees that notice to it (as provided in the next sentence) (a "Notice") specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender's e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and
(ii) that any Notice may be sent to such e-mail address.

               SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

               SECTION 9.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this
Section 9.04(a).

               (b) Each of the Guarantor and the Borrower agrees to indemnify and hold harmless the Agent, each Lender, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. and the officers, directors, employees, and agents of the Agent, each Lender, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. (any one of the foregoing being an "Indemnified Party" and any two or more of the foregoing being "Indemnified Parties") from and against, and pay the Indemnified Parties the amount of, any and all claims, damages, liabilities, costs, and expenses (including, without limitation, reasonable fees and out-of-pocket expenses of counsel or the reasonable and verifiable allocated cost of in-house counsel and staff, including counsel for each Indemnified Party) that may be incurred by or asserted against an Indemnified Party relating in whole or in part to this Agreement and in connection with or arising out of or by reason of any investigation, litigation, or proceeding related to (i) the use or proposed use of the proceeds of any or all Advances made hereunder, or (ii) any acquisition or proposed acquisition by the Guarantor or by any Subsidiary of the Guarantor, of all or any portion of the stock or all or substantially all the assets of any Person or any operating unit or division of any Person, whether or not an Indemnified Party is a party thereto, provided, however, that this indemnification shall not apply to any claim, damage, liability, cost, and expense arising as a direct result of an Indemnified Party's gross negligence or intentional misconduct. The covenants of the Guarantor and the Borrower contained in this Section 9.04(b) shall survive the payment in full of the Advances and any other amounts payable hereunder and shall survive the Termination Date. In the case of an investigation, litigation or other proceeding to which the indemnity in this
Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equityholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

               (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance or LIBO Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09(d) or (e), 2.11 or 2.13, acceleration of the maturity of the Notes pursuant to
Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 9.07(a), the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

               (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.12, 2.15 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

               SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by
Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or the Guarantor against any and all of the obligations of the Borrower or the Guarantor now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower or the Guarantor, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

               SECTION 9.06. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantor, the Agent and each Lender and their respective successors and assigns, except that neither the Borrower nor the Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

               SECTION 9.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.12 or 2.15 or an assertion of illegality by such Lender under Section 2.13) upon at least five Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and the Revolving Credit Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes),
(ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 9.07(a) shall be arranged by the Borrower after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement,
(v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 9.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,500 payable by the parties to each such assignment, provided, however, that in the case of each assignment made as a result of a demand by the Borrower, such recordation fee shall be payable by the Borrower except that no such recordation fee shall be payable in the case of an assignment made at the request of the Borrower to an Eligible Assignee that is an existing Lender.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Section 2.12, 2.15 and 9.04 to the extent any claim thereunder relates to an event arising prior such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

               (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such

Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantor or the performance or observance by the Borrower or the Guarantor of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

               (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

               (d) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The
Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (e) Each Lender may sell participations to one or more banks or other entities (other than the Guarantor or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged,
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower or the Guarantor therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

               (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or the Guarantor furnished to such Lender by or on behalf of the Borrower or the Guarantor; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower or the Guarantor received by it from such Lender.

               (g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

               (h) In the case of any sale of a participating interest of any of the rights or obligations of any Lender hereunder, such participant shall not be entitled to receive any greater payment under Section 2.12 than such selling Lender would have been entitled to receive with respect to the rights and obligations transferred.

               (i) Notwithstanding anything to the contrary contained in this Agreement, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") affiliated with such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment to make any Advance by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof, and
(iii) if an SPC provides all or any part of an Advance it will not result in costs, expenses or fees for the Borrower greater than if the Advance had been made by the Granting Lender. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Lender makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof for any action or inaction by the SPC under this Agreement. In addition, notwithstanding anything to the contrary contained in this Section 9.07 any SPC may (x) with notice to, but without the prior written consent of, the Borrower or the Agent and without paying any processing fee therefor, assign all or a portion of its interest in any Advances to its Granting Lender or to any financial institutions (if consented to by the Borrower and the Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Advances made by such SPC or to support the securities (if any) issued by such SPC to fund such Advances and (y) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

               SECTION 9.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, other than
     (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 9.07(f), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking. Notwithstanding anything herein to the contrary, the Borrower, the Guarantor, the Agent, each Lender, Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.) and J.P. Morgan Securities Inc. (and each employee, representative or other agent of each of the foregoing parties) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing parties relating to such U.S. tax treatment and tax structure.

               SECTION 9.09. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

               SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

               SECTION 9.11.  Waiver of Jury Trial.  Each of the
Borrower, the Guarantor, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                   THE MAY DEPARTMENT STORES
                                   COMPANY, a New York
                                   corporation, as Borrower


                                   By __________________________
                                      Title:


                                   THE MAY DEPARTMENT STORES
                                   COMPANY, a Delaware
                                   corporation, as Guarantor


                                   By __________________________
                                      Title:


                                   CITIBANK, N.A.,
                                      as Agent


                                   By __________________________
                                      Title:


                        Joint Lead Arrangers
Commitment
$36,000,000.00                     JPMORGAN CHASE BANK


                                   By __________________________
                                      Title:

$36,000,000.00                     CITIBANK, N.A.


                                   By __________________________
                                      Title:

                       Syndication Agents

$30,000,000.00                     THE BANK OF NEW YORK


                                   By __________________________
                                      Title:

$30,000,000.00                     BANK ONE, NA


                                   By __________________________
                                      Title:

$30,000,000.00                     BNP PARIBAS


                                   By __________________________
                                      Title:

                                   By __________________________
                                      Title:

                          Managing Agent

$25,000,000.00                     MORGAN STANLEY BANK


                                   By __________________________
                                      Title:

                                Co-Agent

$20,000,000.00                     MELLON BANK, N.A.


                                   By __________________________
                                      Title:

                           Initial Lenders

$15,000,000.00                     NATIONAL CITY BANK OF PENNSYLVANIA


                                   By __________________________
                                      Title:

$15,000,000.00                     THE NORTHERN TRUST COMPANY


                                   By __________________________
                                      Title:

$15,000,000.00                     U.S. BANK NATIONAL ASSOCIATION


                                   By __________________________
                                      Title:

$15,000,000.00                     WELLS FARGO BANK


                                   By __________________________
                                      Title:

$12,500,000.00                     STANDARD CHARTERED BANK


                                   By __________________________
                                      Title:

$10,000,000.00                     FLEET NATIONAL BANK


                                   By __________________________
                                      Title:

$5,500,000.00                      MANUFACTURES AND TRADERS TRUST
                                   COMPANY


                                   By __________________________
                                      Title:

$5,000,000.00                      FIFTH THIRD BANK


                                   By __________________________
                                      Title:

$300,000,000   Total of the Commitments

                               SCHEDULE I
                    THE MAY DEPARTMENT STORES COMPANY
                        364-DAY CREDIT AGREEMENT
                       APPLICABLE LENDING OFFICES

Name of Initial Lender         Domestic Lending Office         Eurodollar Lending Office
THE BANK OF NEW YORK           One Wall Street                 One Wall Street
                               New York, NY  10286             New York, NY  10286
                               Attn:  Diane Burgess            Attn:  Diane Burgess
                               T:  212 635-1311                T:  212 635-1311
                               F:  212 635-1481                F:  212 635-1481


BANK ONE, NA                   1 Bank One Plaza, 14th Floor    1 Bank One Plaza, 14th Floor
                               Chicago, IL  60670              Chicago, IL  60670
                               Attn:  John Wcisel              Attn:  John Wcisel
                               T:  312 732-8370                T:  312 732-8370
                               F:  312 336-4380                F:  312 336-4380

BNP PARIBAS                    919 Third Avenue, 3rd Floor     919 Third Avenue, 3rd Floor
                               New York, NY  10022             New York, NY  10022
                               Attn:  Naomi Lehrer             Attn:  Naomi Lehrer
                               T:  212 471-6626                T:  212 471-6626
                               F:  212 471-6695                F:  212 471-6695

CITIBANK, N.A.                 Two Penns Way                   Two Penns Way
                               New Castle, DE  19720           New Castle, DE  19720

FIFTH THIRD BANK               38 Fountain Square Plaza        38 Fountain Square Plaza
                               Cincinnati, OH  45263           Cincinnati, OH  45263
                               Attn:  Megan Heisel             Attn:  Megan Heisel
                               T:  513 744-8662                T:  513 744-8662
                               F:  513 744-5947                F:  513 744-5947

FLEET NATIONAL BANK            100 Federal Street              100 Federal Street
                               Boston, MA  02110               Boston, MA  02110
                               Attn:  Chad E. Rutledge         Attn:  Chad E. Rutledge
                               T:  617 434-1645                T:  617 434-1645
                               F;  617 434-9933                F;  617 434-9933

JPMORGAN CHASE BANK            1111 Fannin, 10th Floor         1111 Fannin, 10th Floor
                               Houston, Texas 77002            Houston, Texas 77002
                               Attn:                           Attn:
                               T:                              T:
                               F:                              F:

MANUFACTURERS AND
TRADERS TRUST COMPANY

MELLON BANK, N.A.              3 Mellon Center                 3 Mellon Center
                               Room 1203                       Room 1203
                               Pittsburgh, PA  15258           Pittsburgh, PA  15258
                               Attn:  Richard Bouchard         Attn:  Richard Bouchard
                               T:  412 234-5767                T:  412 234-5767
                               F:  412 209-6124                F:  412 209-6124

MORGAN STANLEY BANK            1221 Avenue of the Americas     1221 Avenue of the Americas
                               35th Floor                      35th Floor
                               New York, NY  10020             New York, NY  10020
                               Attn:  Larry Benison            Attn:  Larry Benison
                               T:  2121 537-1439               T:  2121 537-1439
                               F:  212 537-1867                F:  212 537-1867

NATIONAL CITY BANK OF
PENNSYLVANIA

THE NORTHERN TRUST COMPANY     50 S. LaSalle, 11th Floor       50 S. LaSalle, 11th Floor
                               Chicago, IL  60675              Chicago, IL  60675
                               Attn:  Linda Honda              Attn:  Linda Honda
                               T:  312 444-4715                T:  312 444-4715
                               F:  312 630-1566                F:  312 630-1566

STANDARD CHARTERED BANK        7 World Trade Center            7 World Trade Center
                               New York, NY  10048             New York, NY  10048
                               Attn:  Shafiq Rahman            Attn:  Shafiq Rahman
                               T:  212 667-0336                T:  212 667-0336
                               F:  212 667-0193                F:  212 667-0193

U.S. BANK NATIONAL             1850 Osborne Avenue             1850 Osborne Avenue
ASSOCIATION.                   Oshkosh, WI  54901              Oshkosh, WI  54901
                               Attn:  Connie Sweeney           Attn:  Connie Sweeney
                               T:  920 426-7604                T:  920 426-7604
                               F:  920 426-7655                F:  920 426-7655

WELLS FARGO BANK               201 Third Street                201 Third Street
                               San Francisco, CA  94103        San Francisco, CA  94103
                               Attn:  Cindy Dunn               Attn:  Cindy Dunn
                               T:  415 477-5431                T:  415 477-5431
                               F:  415 979-0675                F:  415 979-0675


                                            EXHIBIT A-1 - FORM OF
                                                 REVOLVING CREDIT
                                                  PROMISSORY NOTE

U.S.$_______________                    Dated:  _______________, 200_

          FOR VALUE RECEIVED, the undersigned, THE MAY DEPARTMENT STORES COMPANY, a New York corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date, or if the Term Loan Election is made in accordance with Section 2.06, on the Maturity Date (each as defined in the Credit Agreement referred to below) the unpaid principal amount of each Revolving Credit Advance made by the Lender to the Borrower pursuant to the Credit Agreement outstanding on such date.

          The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

          Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 388 Greenwich Street, New York, New York 10013, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

          This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the 364-Day Credit Agreement dated as of August 4, 2003 among the Borrower, The May Department Stores Company, a Delaware corporation, as Guarantor, the Lender and certain other lenders, Citibank, N.A., as Agent for the Lender and such other lenders, JPMorgan Chase Bank, The Bank of New York, Bank One, NA and BNP Paribas, Chicago Branch, as syndication agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners (as amended or modified from time to time, the "Credit Agreement"). The terms used herein that are defined in the Credit Agreement have the same definitions as in the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

                              THE MAY DEPARTMENT STORES COMPANY,
                              a New York corporation


                              By __________________________
                                 Title:

                ADVANCES AND PAYMENTS OF PRINCIPAL




                              Amount of
Date          Amount of     Principal Paid    Unpaid Principal    Notation
               Advance       or Prepaid           Balance         Made By

                                            EXHIBIT A-2 - FORM OF
                                                  COMPETITIVE BID
                                                  PROMISSORY NOTE


U.S.$_______________                    Dated:  _______________, 200_


          FOR VALUE RECEIVED, the undersigned, THE MAY DEPARTMENT STORES COMPANY, a New York corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the 364-Day Credit Agreement dated as of August 4, 2003 among the Borrower, The May Department Stores Company, a Delaware corporation, as Guarantor, the Lender and certain other lenders, Citibank, N.A., as Agent for the Lender and such other lenders, JPMorgan Chase Bank, The Bank of New York, Bank One, NA and BNP Paribas, Chicago Branch, as syndication agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners(as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined)), on _______________, 200_, the principal amount of U.S.$_______________].

          The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

          Interest Rate: _____% per annum (calculated on the basis of a year of _____ days for the actual number of days elapsed).
          Interest Payment Date or Dates:              .

          Both principal and interest are payable in lawful money of the United States of America to Citibank, as agent, for the account of the Lender at the office of Citibank, at _________________________ in same day funds.

          This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit
Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

          The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

          This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                              THE DEPARTMENT STORES COMPANY, a New
                              York corporation


                              By __________________________
                                 Title:

                                  EXHIBIT B-1 - FORM OF NOTICE OF
                                       REVOLVING CREDIT BORROWING

Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

                                   [Date]

          Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

          The undersigned, The May Department Stores Company, a New York corporation, refers to the 364-Day Credit Agreement, dated as of August 4, 2003 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, The May Department Stores Company, a Delaware corporation, as Guarantor, certain Lenders, Citibank, N.A., as Agent for said Lenders, JPMorgan Chase Bank, The Bank of New York, Bank One, NA and BNP Paribas, Chicago Branch, as syndication agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the "Proposed Revolving Credit Borrowing") as required by Section 2.02(a) of the Credit Agreement:

               (i) The Business Day of the Proposed Revolving Credit Borrowing is _______________, 200_.

               (ii) The Type of Advances comprising the Proposed
     Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

               (iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $_______________.

               [(iv)     The initial Interest Period for each Eurodollar
     Rate Advance made as part of the Proposed Revolving Credit
     Borrowing is _____ months].]

          The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

               (A)  the representations and warranties contained in
     Section 4.01 of the Credit Agreement (except the representations set forth in subsections (e) and (f) thereof) are true and correct in all material respects on and as of the date hereof as though made on and as of such date; and

               (B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                              Very truly yours,

                              THE MAY DEPARTMENT STORES COMPANY,
                              a New York corporation


                              By __________________________
                                 Title:

                                  EXHIBIT B-2 - FORM OF NOTICE OF
                                        COMPETITIVE BID BORROWING


Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

                                   [Date]


          Attention: Bank Loan Syndications Department


Ladies and Gentlemen:

         The undersigned, The May Department Stores Company, a New York corporation, refers to the 364-Day Credit Agreement, dated as of August 4, 2003 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, The May Department Stores Company, a Delaware corporation, as Guarantor, certain Lenders parties thereto, Citibank, N.A., as Agent for said Lenders, JPMorgan Chase Bank, The Bank of New York, Bank One, NA and BNP Paribas, Chicago Branch, as syndication agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners, and hereby gives you notice, irrevocably, pursuant to
Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

(A)  Date of Competitive Bid Borrowing    ________________________
(B)  Amount of Competitive Bid Borrowing  ________________________
(C)  [Maturity Date] [Interest Period]    ________________________
(D)  Interest Rate Basis                  ________________________
(E)  Interest Payment Date(s)             ________________________
(F)  ___________________                  ________________________

         The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

         (a)   the representations and warranties contained in
     Section 4.01 of the Credit Agreement (except the representations set forth in subsections (e) and (f) thereof) are true and correct in all material respects on and as of the date hereof as though made on and as of such date;

         (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

         The undersigned hereby confirms that the Proposed
Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

                              Very truly yours,

                              THE MAY DEPARTMENT STORES COMPANY,
                              a New York corporation


                              By __________________________
                                 Title:

                                              EXHIBIT C - FORM OF
                                        ASSIGNMENT AND ACCEPTANCE


          Reference is made to the 364-Day Credit Agreement dated as of August 4, 2003 (as amended or modified from time to time, the "Credit Agreement") among The May Department Stores Company, a New York corporation (the "Borrower"), The May Department Stores Company, a Delaware corporation (the "Guarantor"), the Lenders (as defined in the Credit Agreement), Citibank, N.A., as agent for the Lenders (the "Agent"), JPMorgan Chase Bank, The Bank of New York, Bank One, NA and BNP Paribas, Chicago Branch, as syndication agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners. Terms defined in the Credit Agreement are used herein with the same meaning.

          The "Assignor" and the "Assignee" referred to on
Schedule I hereto agree as follows:

          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) which represents the percentage interest specified on
Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes). After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on Schedule 1 hereto and the Assignor's Commitment and the amount of the Revolving Credit Advances owing to the Assignor will be as set forth on Schedule I hereto.

          2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantor or the performance or observance by the Borrower or the Guarantor of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Note held by the Assignor [and requests that the Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto.

          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) specifies as its Domestic Lending Office (and address for notices) and Eurodollar Lending Office the offices set forth beneath its name on the signature pages hereof; and (vii) attaches any U.S. Internal Revenue Service forms required under Section 2.15 of the Credit Agreement.

          4. Following the execution of this Assignment and Acceptance (and to the extent required under Section 9.07 of the Credit Agreement, the Borrower's consent hereto), it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

          5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee, in addition to any rights and obligations under the Credit Agreement held by it immediately prior to the Effective Date, shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

          6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.

          7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

          8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

          IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                            Schedule 1
                                to
                    Assignment and Acceptance


Percentage interest assigned:                           _____%

Assignee's Commitment:                                 $______

Aggregate outstanding principal amount of
Revolving Credit Advances assigned:                    $______

Principal amount of Revolving Credit Note
payable to Assignee:                                   $______

Principal amount of Revolving Credit Note
payable to Assignor:                                   $______

Effective Date*:     _______________, 200_

                                   [NAME OF ASSIGNOR], as Assignor

                                   By __________________________
                                   Title:


                                   Dated:  _______________, 200_


                                   [NAME OF ASSIGNEE], as Assignee

                                   By __________________________
                                   Title:


                                   Dated:  _______________, 200_


                                   Domestic Lending Office:
                                   [Address]


                                   Eurodollar Lending Office:
                                   [Address]

________________
     * This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.
                                3

Accepted [and Approved]** this
__________ day of _______________, 200_

CITIBANK, N.A., as Agent

By______________________
  Title:


[Approved this __________ day
of _______________, 200_

THE MAY DEPARTMENT STORES COMPANY, a New York corporation

By_______________________]*
  Title:


_______________________
** Required if the Assignee is an Eligible Assignee solely by reason of clause (ii) of the definition of "Eligible Assignee".

* Required if the Assignee is an Eligible Assignee solely by reason of clause (ii) of the definition of "Eligible Assignee".

                                             EXHIBIT D-1- FORM OF
                                               OPINION OF COUNSEL
                                                 LATHAM & WATKINS



                              August 4, 2003




Citibank, N.A., as Administrative agent
388 Greenwich Street
New York, NY  10013

The Banks party to the Credit
Agreement referred to below listed
on Schedule I hereto

     Re: 364-Day Credit Agreement dated as of August 4, 2003, among the Borrower, the Guarantor, the Lender and certain other lenders who are parties to the Credit Agreement, Citibank, N.A., as Agent for the Lender and such other lenders, JPMorgan Chase Bank, The Bank of New York, Bank One, NA and BNP Paribas, Chicago Branch, as syndication agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners (the "Credit Agreement")

Ladies and Gentlemen:

     We have acted as special counsel to The May Department Stores Company, a New York corporation (the "Borrower"), and The May Department Stores Company, a Delaware corporation (the "Guarantor") in connection with the preparation, execution and delivery of the Credit Agreement. This opinion is furnished pursuant to
Section 3.01(c) of the Credit Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. The Borrower and the Guarantor are sometimes hereinafter referred to individually as a "Loan Party" and collectively as the "Loan Parties".

     In rendering the opinions set forth herein, we have examined originals or copies of the following:

     (a)  the Credit Agreement; and

     (b) such other documents as we have deemed necessary or appropriate as a basis for the opinions expressed below.

     As used in this opinion "Applicable Laws" shall mean those laws, rules and regulations of the State of New York and of the United States of America, which in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon representations of the Loan Parties. We also have assumed that the Credit Agreement is the valid and binding obligation of each party there to other than the Loan Parties, enforceable against each such party in accordance with its terms. We express no opinion as to the effect on the opinions herein stated of (i) the compliance or noncompliance by the Agent, any of the syndication agents, the joint lead arrangers and bookrunners or any Lender with any state, federal or other laws or regulations applicable to it or (ii) the legal or regulatory status or the nature of the business of the Agent, any of the syndication agents, the joint lead arrangers and bookrunners or any Lender.

     Members of this firm are admitted to the practice of law in the State of New York and, in rendering the opinions expressed herein, we express no opinion as to the laws of any jurisdiction other than:
(i) the laws of the State of New York and (ii) the federal laws of the United States of America.

     In addition, in rendering the opinions expressed herein we have assumed, with your permission, that:

     A. Each of the Loan Parties is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its respective incorporation.

     B. Each of the Loan Parties has all requisite corporation power and corporate authority to execute, deliver and perform all of its obligations under the Credit Agreement.

     C. The execution, delivery and performance by each of the Loan Parties of the Credit Agreement and the consummation by the Loan Parties of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of each of the Loan Parties.

     D. The Credit Agreement has been duly executed and delivered by each of the Loan Parties.

     E. The execution, delivery and performance of any of the Borrower's obligations under the Credit Agreement will not conflict with, contravene, violate or constitute a default under: (i) its Certificate of Incorporation or by-laws, (ii) any lease, indenture, instrument or other agreement to which the Borrower or any of its properties is subject, (iii) any rule, law or regulation to which the Borrower is subject (other than Applicable Laws as to which we express our opinion in paragraph 2 hereof) or (iv) any judicial or administrative order or decree of any governmental authority.

     F. The execution, delivery and performance of any of the Guarantor's obligations under the Credit Agreement will not conflict with, contravene, violate or constitute a default under: (i) its Certificate of Incorporation or by-laws, (ii) any lease, indenture, instrument or other agreement to which the Guarantor or any of its properties is subject, (iii) any rule, law or regulation to which the Guarantor is subject (other than Applicable Laws as to which we express our opinion in paragraph 2 hereof) or (iv) any judicial or administrative order or decree of any governmental authority.

     G. No authorization, consent or other approval of, or notice to or filing with, any court, governmental authority or regulatory body is required to authorize or is required in connection with the execution, delivery or performance by either Loan Parties of the Credit Agreement or the transactions contemplated thereby.

     We understand that Alan E. Charlson, Senior Vice President and General Counsel of the Borrower, is rendering an opinion, subject to certain qualifications, assumptions and exceptions, with respect to the matters set forth in the foregoing paragraphs A through G, and we express no opinion with respect to the matters covered thereby.

     Based upon the foregoing and subject to the qualifications and exceptions set forth herein, we are of the opinion that:

     1. The Credit Agreement constitutes the legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms.

     2. Neither the execution, delivery or performance by either Loan Party of the Credit Agreement nor the compliance by either Loan Party with the terms and provisions thereof will contravene any provision of any Applicable Law.

     The opinions expressed herein are subject to the following limitations, qualifications and exceptions:

     (i) Such opinions are subject to the effect of bankruptcy, fraudulent conveyance, fraudulent transfer, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors generally;

     (ii) the enforcement of the Credit Agreement may be limited by
(A) certain equitable, legal or statutory principles or provisions affecting the enforcement of contractual rights of the type contained in the Credit Agreement generally, regardless of whether such enforcement is considered in a proceeding in equity or at law, including without limitation, concepts of notice, materiality, reasonableness, good faith and fair dealing, requirements that waivers or amendments be in writing, severability of contractual obligations, jurisdiction, service or process, venue, and applicable statutes of limitation and doctrines of estoppel, and (B) judicial discretion or statutory limitations with respect to the availability of equitable remedies or defenses, the calculation of damages and the entitlement to attorneys' fees and other costs;

     (iii)the enforceability of indemnification or contribution provisions contained in the Credit Agreement under certain circumstances may be limited under statutory law or court decisions with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law;

     (iv) we express no opinion with respect to the enforceability of any provision of the Credit Agreement to the extent it authorizes or permits any party to the Credit Agreement or any purchaser of a participation interest from any such party to set-off or apply any deposit, property or indebtedness with respect to any participation interest; and

     (v)  we express no opinion with respect to the application of
Section 548 of the federal Bankruptcy Code and comparable provisions of state law.

     This opinion is rendered only to the Agent, the syndication agents, the joint lead arrangers and bookrunners and the Lenders in connection with the above transactions and is solely for the Agent's, the syndication agents', the joint lead arrangers and bookrunners' and the Lenders' benefit. This opinion may not be relied upon by any other person, firm or corporation for any purpose without our prior written consent; provided, however, that assignees who become parties to the Credit Agreement (in accordance with the terms and conditions thereof) are entitled to rely on this opinion, subject to the qualifications set forth herein, as though it had been addressed to them and delivered on the date hereof.

                              Very truly yours,

                                            EXHIBIT D-2 - FORM OF
                                               OPINION OF COUNSEL
                               FOR THE BORROWER AND THE GUARANTOR

                                   [Effective Date]



Citibank, N.A., as Administrative Agent
388 Greenwich Street
New York, New York  10013

The Lenders party to the Credit Agreement referred to below listed on Schedule 1 hereto (hereinafter, the "Lenders")

     Re: 364-Day Credit Agreement dated as of August 4, 2003, among the Borrower, the Guarantor, the Lender and certain other lenders who are parties to the Credit Agreement, Citibank, N.A., as Agent for the Lender and such other lenders, JPMorgan Chase Bank, The Bank of New York, Bank One, NA and BNP Paribas, Chicago Branch, as syndication agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners (the "Credit Agreement")

Ladies and Gentlemen:

          I am Senior Vice President and General Counsel of The May Department Stores Company, a New York corporation ("Borrower") and Senior Vice President and General Counsel of The May Department Stores Company, a Delaware corporation ("Guarantor"). This opinion is being rendered pursuant to Section 3.01(c) of the Credit Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. Borrower and Guarantor are sometimes hereinafter referred to individually as a "Loan Party" and collectively as the "Loan Parties".

          In that connection, I have examined or caused to be examined such documents as I have deemed appropriate for the purpose of this opinion. I advise you as follows as of the date hereof:

          1. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Loan Party has all requisite corporate power and corporate authority to enter into the Credit Agreement and to consummate the transactions contemplated thereby.

          2. The Credit Agreement has been duly authorized by all requisite corporate action on the part of each Loan Party and has been duly executed and delivered by each Loan Party.

          3. To the best of my knowledge after diligent inquiry with respect thereto, there is no pending or threatened action or proceeding against Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator that would have a materially adverse effect on the financial condition or operations of Guarantor and its Subsidiaries, taken as a whole, or which purports to affect the legality, validity or enforceability of the Credit Agreement or any of the Notes.

          4. The execution, delivery and performance by each Loan Party of the Credit Agreement (a) will not contravene, or result in a breach of the terms, conditions or provisions of, or result in the violation of the Certificate of Incorporation or By-laws of such Loan Party or, to my knowledge, contravene, or result in a breach of the terms, conditions or provisions of, or constitute a default under any material agreement or instrument affecting such Loan Party or to which such Loan Party is a party or by which such Loan Party or any of its properties is bound, or result in the creation of any lien, security interest or other charge or encumbrance on any of its properties and (b) will not violate any material order, judgment or decree or any Missouri statute, law, rule or regulation to which such Loan Party is subject.

          5. No authorization, consent or other approval of, or notice to, or filing with any regulatory body, federal, state or local, which has not been obtained is required in connection with the execution, delivery or performance by either Loan Party of the Credit Agreement.

          6. Neither Guarantor nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each of the quoted terms is defined or used in Regulation U of the Board of Governors of the Federal Reserve System).

          7. Guarantor owns directly all of the issued and outstanding common stock of Borrower and all other issued and outstanding Capital Stock of Borrower that constitutes voting stock.

     This opinion is rendered only to the Agent, the syndication agents, the joint lead arrangers and bookrunners and the Lenders in connection with the above transactions and is solely for the Agent's, the syndication agents', the joint lead arrangers and bookrunners' and the Lenders' benefit. This opinion may not be relied upon by any other person, firm or corporation for any purpose without our prior written consent; provided, however, that assignees who become parties to the Credit Agreement (in accordance with the terms and conditions thereof) are entitled to rely on this opinion, subject to the qualifications set forth herein, as though it had been addressed to them and delivered on the date hereof.



                                   Very truly yours,



                                   Alan E. Charlson
                                   Senior Vice President
                                   and General Counsel

                                                        EXHIBIT E
                                         Subordination Provisions


          The payment of principal of, premium, if any, and interest on this promissory note is hereby subordinated in right of payment, to the prior payment in full of all Senior Debt, whether outstanding on the date of this promissory note or hereafter incurred.

          Except for Permitted Payments (as hereinafter defined), the Holder will not (i) accelerate, take or receive from Maker by setoff or in any other manner, the whole or any part of the indebtedness evidenced by this promissory note, including, without limitation, the taking of any negotiable instruments evidencing such amounts, nor any security for any of the indebtedness evidenced by this promissory note, or (ii) ask, demand, sue or otherwise take any action to enforce any claim with respect to this promissory note without the prior written consent of the agent for the holders of the Senior Bank Debt and the holders of the Designated Senior Debt (or their Representative), in each case unless and until all Senior Debt shall have been fully and indefeasibly paid and satisfied in cash and all financing arrangements contemplated by the Bank Credit Agreement shall have been terminated; provided, however, that so long as no event of default shall have occurred and be continuing under the Bank Credit Agreement, the Holder may receive securities that are subordinated to at least the same extent as this promissory note to the Senior Debt.

          Notwithstanding the provisions of the immediately preceding paragraph, until the occurrence and during the continuance of an event of default under any Designated Senior Debt (including, without limitation, an "Event of Default" as defined in the Bank Credit Agreement), and provided that (i) there shall not then exist any breach of any provision of this promissory note that is for the benefit of the holders of the Designated Senior Debt that has not been waived, in writing, by the holders thereof (or their Representative), and (ii) the payment described below, if made, would not give rise to the occurrence of an event of default under any Designated Senior Debt, Maker may pay to Holder, and Holder may accept from Maker, when due, on an unaccelerated basis, pursuant to the terms of this promissory note, (A) regularly scheduled payments of interest, (B) payments of principal upon the stated maturity of this promissory note, and (C) in the event the Holder is an insurance company which has provided insurance coverage to the Maker, payments in the form of setoffs or reductions in the principal amount of this promissory note against any insurance benefits owing from the Holder to Maker with respect to such coverage (collectively, "Permitted Payments"). It is expressly understood and agreed by Holder that, except as otherwise provided in clause (C) above, any prepayment (whether optional or mandatory) of any of the indebtedness evidenced by this promissory note shall not be a Permitted Payment.

          In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of the Maker or the proceeds thereof to the creditors of the Maker or readjustment of the obligations evidenced by this promissory note, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any part of the Senior Debt or this promissory note, or the application of the assets of the Maker to the payment or liquidation thereof, or upon the dissolution or other winding up of the Maker's business, or upon the sale of all or substantially all of the Maker's assets (except to the extent permitted in the instruments or agreements governing the Senior Debt), then in any such event, (i) the Senior Debt shall be fully and indefeasibly paid and satisfied in cash prior to the payment of all or any part of the indebtedness evidenced by this promissory note, and (ii) any payment or distribution of any kind or character, whether in cash, securities or other property, which shall be payable or deliverable upon or with respect to any or all of the indebtedness evidenced by this promissory note shall be paid or delivered to the holders of the Senior Debt (or their Representatives), pro rata, for application on any of the Senior Debt, due or not due, until all Senior Debt shall have been fully and indefeasibly paid and satisfied in cash; provided, however, that, so long as no event of default shall have occurred and be continuing under the Bank Credit Agreement, the Holder may receive securities that are subordinated to at least the same extent as this promissory note to the Senior Debt.

          After all Senior Debt has been indefeasibly paid in full and until this promissory note is paid in full, the Holder shall be subrogated (equally and ratably with all other Indebtedness pari passu with this promissory note) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holder have been applied to the payment of Senior Debt. A distribution made under these subordination provisions to holders of Senior Debt that otherwise would have been made to the Holder is not, as between the Maker and the Holder, a payment by the Maker on the Senior Debt.

          The subordination provisions set forth herein shall not be amended or modified without the written consent of the holders of all Designated Senior Debt (or their Representative).

          "Bank Credit Agreement" means that certain 364-Day Credit Agreement dated as of August 4, 2003, among the Borrower, the Guarantor, the Lender and certain other lenders who are parties to the Credit Agreement, Citibank, N.A., as Agent for the Lender and such other lenders, JPMorgan Chase Bank, The Bank of New York, Bank One, NA and BNP Paribas, Chicago Branch, as syndication agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and bookrunners, as such agreement may be restated, further amended, supplemented or otherwise modified or replaced from time to time hereafter, and any notes issued pursuant thereto, together with any refunding or replacement thereof.

          "Designated Senior Debt" means, at any time, (i) so long as the Bank Credit Agreement is in effect or any Senior Bank Debt is outstanding at such time, the Senior Bank Debt and (ii) any other Senior Debt the principal amount of which at such time is $100 million or more.

          "Hedging Obligations" means the obligations of the Maker under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements currency swap agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or fluctuations in currency values.

          "Indebtedness" means any indebtedness of the Maker, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing obligations under capital leases or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than Hedging Obligations) would appear as a liability upon a balance sheet of the Maker prepared in accordance with generally accepted accounting principles at the time of its incurrence, as well as all indebtedness of others secured by a lien on any asset of the Maker (whether or not such indebtedness is assumed by the Maker) and, to the extent not otherwise included, the guaranty by the Maker of any indebtedness of any other person or entity.

          "Representative" means the indenture trustee or other trustee, agent or representative for any Senior Debt, including, without limitation, the Administrative Agent.

          "Senior Bank Debt" means the Indebtedness and obligations outstanding under the Bank Credit Agreement, including, without limitation, all principal, interest, fees, indemnities, reimbursement claims or otherwise and whether or not such obligations accrue before or after the commencement of any bankruptcy, insolvency or similar proceeding or constitute an allowed claim in any such proceeding.

          "Senior Debt" means (i) the Senior Bank Debt and (ii) all other Indebtedness of the Maker, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Indebtedness evidenced by this promissory note. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (x) any liability for federal, state, local or other taxes owed or owing by the Maker, (y) any Indebtedness of the Maker to any of its subsidiaries or other affiliates or (z) any trade payables or accrued expenses.


                                   2